Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our reports and to all references to our Firm included in or made a part of this registration statement.

Arthur Andersen
Wirtschaftsprüfergesellschaft
Steuerberatungsgesellschaft mbH

/s/ ARTHUR ANDERSEN
Horst Isele	Gert von Borries
Wirtschaftsprüfer	Wirtschaftsprüfer

Munich, Germany, August 3, 2001